CONFIDENTIAL

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”), is entered into as of the 14th day of April, 2020 (hereinafter the “Amendment Effective Date”) by and between Nasdaq, Inc., the successor in interest to The NASDAQ OMX Group, Inc., (“Index Provider” or “Nasdaq”), a Delaware corporation, having a principal office of business at One Liberty Plaza, 165 Broadway, New York, New York 10006, and First Trust Portfolios L.P. (“First Trust”), an Illinois limited partnership having a principal office of business at 120 E. Liberty Drive, Suite 400, Wheaton, IL 60187 (collectively, the “Parties”).

WHEREAS, the Parties entered into a license agreement on March 14, 2013 (the “2013 Agreement”); and

WHEREAS, the Parties amended the 2013 Agreement on December 16, 2019 (the “2019 Agreement”); and

WHEREAS, the Parties amended the 2019 Agreement on January 31, 2020 (the “2020 Agreement”); and

WHEREAS, the Parties wish to amend and restate the 2013 Agreement, as amended by the 2019 and 2020 Agreements, as set forth herein; and

WHEREAS, the Index Provider is registered with the United States Securities and Exchange Commission as a national securities exchange for the trading of securities and various derivative products, and has expertise in creating and calculating a variety of financial indexes; and

WHEREAS, First Trust has created and owns rights, title, and interest in and to the Capital Strength Methodology described in Exhibit E1 attached hereto and hereby made a part hereof, and the proprietary data contained or created therein (collectively, the “Methodology”); and

WHEREAS, First Trust has created and owns rights, title, and interest in and to the First Trust International Developed Capital Strength Methodology described in Exhibit E2 attached hereto and hereby made a part hereof, and the proprietary data contained or created therein (collectively, the “International Methodology”); and

WHEREAS, First Trust uses in commerce and owns trade name and trademark rights, title, and interest in and to the marks (or designations) set forth on Exhibit D (the “First Trust Marks”); and

WHEREAS, Index Provider has rights to the indexes listed in Exhibit A and to the proprietary data contained therein (such indexes and rights being hereinafter individually and collectively referred to as the “Underlying Index(es)”) which allow it to apply the Methodology or International Methodology to the Underlying Indexes so as to create indexes derived therefrom (the “Index Provider Enhanced Indexes”); and

WHEREAS, Index Provider wishes to obtain First Trust’s authorization to use the Methodology and International Methodology to create the Index Provider Enhanced Index(es) pursuant to the terms and conditions set forth hereinafter; and

WHEREAS, Index Provider uses in commerce and owns trade name and trademark rights to the marks (or designations) to be associated with the Index Provider Enhanced Indexes set forth in Exhibit D (such rights being hereinafter individually and collectively referred to as the “Index Provider Mark(s)”); and

WHEREAS, First Trust wishes to use the Index Provider Enhanced Index(es) as a component of registered investment company products developed from time to time by First Trust and listed in Exhibit A, which shall be updated by written amendment to this Agreement signed by both parties; and

WHEREAS, First Trust wishes to use the Index Provider Mark(s) in connection with the issuance, marketing and/or promotion of the products and in connection with making disclosures pursuant to applicable law, rules and regulations; and

WHEREAS, First Trust wishes to obtain Index Provider’s authorization to use the Index Provider Enhanced Indexes and the Index Provider Marks related to the Index Provider Enhanced Indexes pursuant to the terms and conditions set forth hereinafter.

NOW, THEREFORE, the parties agree that all provisions outlined in the 2013 Agreement, as amended by the 2019 and 2020 Agreements, are hereby replaced with the provisions set forth herein:

1.	Grant of Licenses; Listing Requirement

(a)      Subject to the terms and conditions of this Agreement, First Trust hereby grants to Index Provider a non-exclusive, non-transferable license to use the Methodology, International Methodology, Amended Methodology (defined below), or Amended International Methodology (defined below) to create the Index Provider Enhanced Index(es) listed on Exhibit A. Except as detailed in Section 1(b)(4), Exhibit A shall be updated only by written amendment to this Agreement signed by both parties. The intention of the parties is to review Exhibit A at least annually and update as needed. The foregoing grant of license shall not prohibit First Trust or a First Trust affiliate from (i)    licensing the Methodology, International Methodology, Amended Methodology, or Amended International Methodology to other third parties in connection with the creation of other indexes, or (ii)    contracting with other third party index providers to license other indexes that are not created using the Methodology, International Methodology, Amended Methodology, or Amended International Methodology for use in registered investment company products developed from time to time by First Trust.

(b)     Subject to the terms and conditions of this Agreement, including but not limited to subsection (3) below, First Trust hereby grants to Index Provider the right to license the Index Provider Enhanced Index(es) listed on Exhibit A to third parties (each a “Third Party License”) for: (a)     use as a benchmark component of a pricing or settlement mechanism for a fund, financial instrument, derivative or other product (“Derivative Product”); or (b) use in combination with one or more third party indexes to create a derived index (“Derived Index”) to be used as a benchmark component of a derivative or other product (“Derived Index Derivative Product”). Nasdaq’s right to license the Index Provider Enhanced Index(es) shall be in accordance with the following:

(1)	Nasdaq shall provide First Trust advance written notification (email to suffice) of any potential Third-Party License, new Derivative Product, new Derived Index, or new Derived Index Derivative Product (“Notice”). Said Notice shall include: (a) the name of the third party; (b) the Index Provider Enhanced Index; (c) whether the license includes the right to create a Derived Index and the name of the Derived Index(es) to be created; and (d) the type(s) of Derivative Product(s) and/or Derived Index Derivative Products to be created.

(2)	The Third-Party License shall, at a minimum, be in accordance with the following:

(i)	Nasdaq may only grant a third party a non-exclusive, non-transferable, revocable license to use the Index Provider Enhanced Index solely in connection with the Derivative Product, Derived Index, or Derived Index Derivative Product.

(ii)	The third party must acknowledge and agree that Nasdaq and its licensees are owners of the Index Provider Enhanced Index and that nothing in the Third-Party License shall give the third party any ownership interest in or to the Index Provider Enhanced Index.

(iii)	The third party must acknowledge and agree that it may not license the use of the Index Provider Enhanced Index or assign, sublicense, or transfer the Third-Party License to another party without express written consent from Nasdaq.

(iv)	The third party must acknowledge and agree that it may not use the Index Provider Enhanced Index on any Derivative Product or Derived Index Derivative Product not approved by Nasdaq.

(v)	The third party must acknowledge and agree that Nasdaq has represented, and third party will not contradict, that First Trust is the owner of the Methodology, International Methodology, and any Amended Methodology or Amended International Methodology used to create the Index Provider Enhanced Index and that nothing in the Third Party License shall give the third party any ownership interest in or to the Methodology, International Methodology, Amended Methodology, or Amended International Methodology.

(vi)	The third party must acknowledge and agree that it may not license the use of the Methodology, International Methodology, or any Amended Methodology or Amended International Methodology to another party without express written consent from Nasdaq. For reference, Nasdaq may not license the use of the Methodology, International Methodology, or any Amended Methodology or Amended International Methodology to another party without express written consent from First Trust.

(vii)	The third party must acknowledge and agree that it may not use the Methodology, International Methodology, Amended Methodology, or Amended International Methodology on any product not previously approved in writing by First Trust.

(3)	First Trust shall have ten (10) business days from receipt of the Notice, to communicate any objections to the potential Third-Party License, Derivative Product, Derived Index, Derived Index Derivative Product and/or request additional terms and conditions to be included within the Third Party License. If First Trust communicates any objection to the potential Third-Party License, such license may not be executed until First Trust so agrees in writing. If First Trust does not provide any objections within the ten (10) business day period, First Trust shall be deemed to have approved the Third-Party License, Derivative Product, Derived Index, or Derived Index Derivative Product.

(4)	In the event First Trust approves a Third Party License for which the Derivative Product or Derived Index Derivative Product would require a Hedge (e.g. annuities, CDs), then Nasdaq shall have the right to enter into a Third Party License for a Hedge on the previously approved Derivative Product and/or Derived Index Derivative Product without First Trust’s prior approval; provided Nasdaq notifies First Trust within thirty (30) days of the execution of the Third Party License for a Hedge (email to suffice) and such notification includes: (a) the name of the third party; (b) the Index Provider Enhanced Index; and (c) the name of the previously approved Derivative Product or Derived Index Derivative Product subject, and (d) the name of the Hedge.

(5)	Said Derivative Products, Derived Index Derivative Products, Derived Indexes, and Hedges shall be listed in Exhibit A to the Agreement, which shall be updated at least once a year by agreement of the parties and communicated by email between from Nasdaq to and First Trust. At a minimum, Nasdaq shall endeavor to review Exhibit A at least one a year and update as necessary.

(c)	Subject to the terms and conditions of this Agreement, Index Provider hereby grants to First Trust, an exclusive, non-transferable license to use the Index Provider Enhanced Index(es) as a component of (i) any products which may be developed and issued by First Trust or by an investment company established by First Trust added to Exhibit A by mutual written agreement of the Parties (the “First Trust Product(s)”), and/or (ii) any Derived Indexes, Derivative Products and/or Derived Index Derivative Products which may be developed and/or issued by a third party in accordance with subsections (2) through (4) below and subsequently added to Exhibit A. In addition, Index Provider hereby (i) grants to First Trust a non-exclusive, non-transferable license to use and refer to the Index Provider Marks related to the Index Provider Enhanced Indexes and (ii) authorizes First Trust to use the Index Provider Marks associated with the Underlying Indexes listed on Exhibit A, in each case in connection with the marketing and promotion of the First Trust Product(s) (including in the name of the First Trust Product(s)) and in connection with making such disclosure about the First Trust Product(s) as First Trust deems necessary or desirable under any applicable law, rules, regulations, or provisions of this Agreement but, in each case, only to the extent necessary to indicate the source of the Index Provider Enhanced Index(es). In addition, Index Provider hereby grants to First Trust a non-exclusive, non-transferable limited license to sub-license to Third Party Sub-licensees (defined below) the right to use the Index Provider Marks associated with the Index Provider Underlying Indexes or Index Provider Enhanced Indexes listed on Exhibit A, in each case solely in connection with identifying (i) the Index Provider as the source of the Index Provider Enhanced Index(es) and/or Index Provider Underlying Index; or (ii) the Index Provider Enhanced Index(es) and/or Index Provider Underlying Index as the starting universe of securities in connection with making a disclosure, including through marketing materials, about the Derived Indexes, Derivative Products and/or Derived Index Derivative Products as the Third Party Sub-licensee deems necessary or desirable under any applicable law, rules, regulations, or provisions of this Agreement and subject to including the disclosure detailed in subsection 2(vi) below. Index Provider acknowledges and agrees that the licenses granted herein include an exclusive license to use the Index Provider Enhanced Indexes in connection with registered investment company and other products. Exhibit A shall be updated by mutual agreement between the parties to identify new Products. The intent of the parties is to update Exhibit A at least annually.

(1)	First Trust agrees that, prior to the issuance or sale of any First Trust Product(s) developed and issued by First Trust or by an investment company established by First Trust, it will obtain an agreement substantially in the form of Exhibit B attached hereto, with such revisions thereto as are approved in advance by Index Provider (which approval will not be unreasonably withheld), from any investment company it establishes that issues such products (the “First Trust Sub•licensee”).

(2)	First Trust agrees that, prior to the issuance or sale of any Derived Index, Derivative Products, and/or Derived Index Derivative Products utilizing any Index Provider Enhanced Index(es) listed on Exhibit A, First Trust will provide Notice to Index Provider. Said Notice shall include: (a) the name of the third party; (b) the Index Provider Enhanced Index; and (c) whether the license includes the right to create a Derived Index and the name of the Derived Index(es) to be created; and (d) the type(s) of Derivative Product(s) and/or Derived Index Derivative Products to be created. Subject to subsection (3) below, First Trust shall obtain a written agreement with such third party (the “Third Party Sub-licensee”). Such Third-Party Sub-License shall, at a minimum, be in accordance with the following:

(i)	First Trust may only grant a third party a non-exclusive, non-transferable, revocable license to use the Index Provider Enhanced Index(es).

(ii)	The Third Party Sub-licensee must acknowledge and agree that First Trust has represented, and third party will not contradict, that Nasdaq and its licensees are owners of the Index Provider Enhanced Index(es) and that nothing in the Third Party Sub-License shall give the third party any ownership interest in or to such Index Provider Enhanced Index(es).

(iii)	The Third Party Sub-licensee must acknowledge and agree that it may not license the use of the Index Provider Enhanced Index(es) or assign, sublicense, or transfer the Third-Party Sub-License to another party without express written consent from First Trust.

(iv)	The Third Party Sub-licensee must acknowledge and agree that it may not use the Index Provider Enhanced Index(es) on any Derived Index, Derivative Product and/or Derived Index Derivative Product not approved by First Trust. For reference, First Trust may not license the use of the index to another party without express written consent from Nasdaq.

(v)	In the event of any Derived Index, First Trust must also include the following or substantially similar language:

[Third Party Sub-licensee] acknowledges and agrees that [Third Party Sub-licensee] shall be deemed the administrator of the Derived Index under applicable law and that Nasdaq, Inc. (“Nasdaq”) does not assume any obligation to act as a Benchmark Administrator as defined under the IOSCO Principles for Financial Benchmarks as of July 2013 or the ESMA/EBA Principles for Benchmark Setting Process dated June 2013 or assume any responsibilities of a Benchmark Administrator with respect to the Derived Indexes. The forgoing acknowledgement shall apply to any new equivalent regulations or principles if enacted or disseminated. Any obligations relating to Nasdaq’s role as a contributor with respect to the Derived Index under any such new regulations or principles shall be expressly agreed to by the Parties in writing as and when such regulations or principles are enacted or disseminated, as the case may be.

(vi)	The Third Party Sub-licensee must represent and warrant that it shall ensure that any and all materials that include or refer to an Index Provider Mark or the Index Provider, shall include the following disclaimer or something substantially similar thereto.

The [Name of Index Provider Underlying Index and/or Index Provider Enhanced Index] (the “Index”) is a trademark of The NASDAQ OMX Group, Inc. (“NASDAQ”). [Product] (“Index”) is not sponsored, endorsed, sold or promoted by NASDAQ. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [Third Party Sub-licensee], A PRODUCT ISSUER, THE INVESTORS IN THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MARKS, INDEX OR METHODOLOGY USED AS A COMPONENT OF THE INDEX. NASDAQ EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE INDEX OR METHODOLOGY.

(3)	Nasdaq shall have ten (10) business days from receipt of the Notice to communicate any objections to the potential Third-Party Sub-License and/or request additional terms and conditions to be included within the Third Party Sub-License for any Derived Index, Derivative Product and/or Derived Index Derivative Product. If Nasdaq communicates any objection to the potential Third-Party License, such license may not be executed until Nasdaq so agrees in writing. If Nasdaq does not provide any objections within the ten (10) business day period, Nasdaq shall be deemed to have approved the Third-Party Sub- License. For the avoidance of doubt, the notice requirements detailed in Paragraph 1(c)(1) above shall apply to any sublicense of Products.

(4)	First Trust shall use its best efforts to review Exhibit A at least once a year to reflect the addition of agreed-upon Third Party Sub-Licenses and update as necessary.

(d)     First Trust acknowledges that the Index Provider reserves the right to alter, amend, or in any way change the Underlying Index(es) on which the Index Provider Enhanced Index(es) are based at any time. Index Provider shall notify First Trust of any such alteration, amendment or change in accordance with Index Provider’s policies and procedures.

(e)     First Trust acknowledges and agrees that Index Provider may, from time to time, update the Methodology, International Methodology, Amended Methodology, or Amended International Methodology as used by Index Provider in Index Provider’s reasonable discretion as it deems appropriate in order to ensure the integrity of the Enhanced Index(es). Index Provider may also, due to special circumstances, if deemed essential, apply discretionary adjustments to the Methodology, International Methodology, Amended Methodology, or Amended International Methodology as used by Index Provider to ensure and maintain the high quality of the Enhanced Index(es) construction and calculation. Any changes to the Methodology either implemented by Index Provider or requested by First Trust (the “Amended Methodology’) shall be subject to Index Provider’s benchmark review and approval procedures and any implementation of such changes shall be in Index Provider’s sole discretion. Any changes to the International Methodology either implemented by Index Provider or requested by First Trust (the “Amended International Methodology’) shall be subject to Index Provider’s benchmark review and approval procedures and any implementation of such changes shall be in Index Provider’s sole discretion. Further amendments to either the Amended Methodology or Amended International Methodology shall be subject to the above procedures and any such changes shall still be deemed the Amended Methodology and Amended International Methodology respectively. For avoidance of doubt, Index Provider shall have no obligation to implement changes to the Methodology, Amended Methodology, International Methodology, or Amended Methodology requested by First Trust. Index Provider agrees that First Trust owns all rights, title, and interest in and to the Methodology, International Methodology, and any Amended Methodology or Amended International Methodology. Index Provider shall use its best efforts to review Exhibit E at least once a year to reflect any Amended Methodology and Amended International Methodology and update as necessary.

(f)      The First Trust Products may be listed on any marketplace in the world subject to Index Provider’s prior approval, which shall not be unreasonably withheld, delayed or conditioned.

2.	Term

(a)        The initial term of this Agreement shall begin on the Effective Date of this Agreement and shall continue in effect for two (2) years (the “Term”).

(b)        Unless otherwise terminated as provided herein, at the end of the Term, this Agreement shall automatically renew for successive one-year periods, unless either party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current Term.

3.	License Fees

(a)     First Trust shall pay to Index Provider the license fees (“License Fees”) specified in Exhibit C attached hereto.

(b)     Prices stated in Exhibit C are exclusive of any and all federal, state or other governmental taxes, duties, licenses, fees, excises or tariffs now or hereinafter arising out of, or imposed in connection with, the transactions covered by the Agreement. Such charges shall be paid by First Trust. Index Provider, however, shall be responsible for all taxes based upon its income.

4.	Termination

(a)      In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving ninety (90) days prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination, unless the breaching party shall correct such breach within the notice period.

(b)     At any time during the term of this Agreement, either party may give the other party ninety (90) days prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date specified herein of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

(c)     Index Provider shall have the right, in its sole discretion, to cease compilation and publication of the Index Provider Enhanced Index(es) and, in such event, to terminate this Agreement if (i) the Index Provider discontinues an Underlying Index(es) and does not offer a suitable replacement or substitute index(es), and (ii) Index Provider does not exercise its right under Paragraph 1 below to change the Underlying Index(es). In the event that Index Provider intends to discontinue any such Index Provider Enhanced Index, Index Provider shall give First Trust at least ninety (90) days written notice prior to such discontinuance. In the event that Index Provider will no longer have the right to utilize an Underlying Index but intends to continue an Index Provider Enhanced Index(es) utilizing a substitute Underlying Index, as provided for in Exhibit D, it will provide notice of such substitution in accordance with Exhibit D, and this Agreement will remain in effect.

1)	In the event that, for any reason Nasdaq shall no longer have the right to use the Underlying Index, it shall have the right, at its option, to substitute another index (the “Replacement Index”) that, in the Nasdaq’s reasonable discretion, may serve as a replacement for the Underlying Index for purposes of deriving the Index Provider Enhanced Indexes. Nasdaq shall use best efforts to provide at least ninety (90) days advance notice to First Trust of the substitution of a Replacement Index. In the event of such a substitution, all references in this Agreement to the Underlying Index shall mean the Replacement Index.

In the event that Index Provider ceases compilation and publication of any Index Provider Enhanced Index(es), First Trust shall have the exclusive option to purchase such Index Provider Enhanced Index(es) from Index Provider upon terms and conditions as are agreed to between the parties if (i) Index Provider has sufficient rights with respect to the Underlying Index to permit it to sell the Index Provider Enhanced Index(es) (and Index Provider makes no representation or warranty that it has or will have such rights) and (ii) the same is permitted under the federal securities laws and the related rules and regulations of, as well as available exemptive relief granted by, the United States Securities and Exchange Commission (or its delegate) at such time (the “Rules and Regulations”). In the event that the condition in clause “(i)” in the prior sentence is met, but First Trust is not permitted to purchase such Index Provider Enhanced Index(es) in such an instance under the Rules and Regulations, First Trust may assign such exclusive option to purchase to any third party who is permitted to purchase such Index Provider Enhanced Index(es) under the Rules and Regulations. In the event the parties fail to reach an agreement for any reason, Index Provider may not license said Index Provider Enhanced Index(es) to any other party.

In the event that Index Provider receives an offer to sell, transfer or assign any Index Provider Enhanced Index(es) to any third party, and if Index Provider intends to enter into any such transaction with a third party, Index Provider shall provide First Trust with written notice of the terms and conditions of such sale, transfer or assignment and a copy of such third party’s written offer if such offer is in writing. First Trust shall have the option to purchase said Index Provider Enhanced Index(es) upon the same terms and conditions that are offered by such third party by notifying Index Provider of the exercise of such option in writing within ninety (90) days of its receipt of Index Provider’s notice regarding such third party’s offer. In the event said third party offer provides for non-cash consideration, then the “price” offered by such third party shall be deemed to be the amount of cash, if any, provided in such offer plus the fair market value of the non-cash consideration. In the event that First Trust is not permitted to purchase such Index Provider Enhanced Index(es) under the Rules and Regulations in such an instance, First Trust may assign such right of first refusal to any third party that is permitted to purchase such Index Provider Enhanced Index(es) under the Rules and Regulations. If First Trust or the assignee of First Trust’s right of first refusal (as the case may be) does not exercise such right of first refusal within said ninety (90) day period, Index Provider may sell said Index Provider Enhanced Index(es) to said third party upon the terms and conditions set forth in such third party’s written offer.

(d) First Trust may terminate this Agreement as it relates to the First Trust Product(s) upon ninety (90) days prior written notice to Index Provider if (i) First Trust is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in First Trust’s reasonable judgment materially impairs First Trust’s ability to issue, market and/or promote the First Trust Product(s); (ii) any material litigation or regulatory proceeding regarding the First Trust Product (s) or Index Provider is threatened or commenced; (iii) the First Trust Product no longer seeks to track the Index Provider Enhanced Index; or (iv) First Trust elects to terminate the public offering or other distribution of a First Trust Product for any reason. In such event the License Fees for such Index Provider Enhanced Index to the date of such termination shall be computed as provided in Subsection 4(f).

(e)         Index Provider may terminate this Agreement as it relates to the First Trust Product(s), Derivative Product(s) or Derived Index Derivative Product(s) upon ninety (90) days (or upon such lesser period of time required pursuant to a court order) prior written notice to First Trust if (i) Index Provider is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in Index Provider’s reasonable judgment materially impairs Index Provider’s ability to license and provide the Index Provider Enhanced Index(es) and Index Provider Marks under this Agreement in connection with such First Trust Product(s), Derivative Product(s) or Derived Index Derivative Product(s); or (ii) any litigation or proceeding is threatened or commenced and Index Provider reasonably believes that such litigation or proceeding would have a material and adverse effect upon the Index Provider Marks, and/or Index Provider Enhanced Index(es) or upon the ability of Index Provider to perform under this Agreement. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(f).

(f)          In the event of termination of this Agreement as provided in Subsections 4(b), (c), (d)   or (e) the License Fees to the date of such termination shall be computed by prorating the amount of the applicable annual License Fees shown in Exhibit C on the basis of the number of elapsed days in the current term. Any excess License Fees paid by First Trust for the current term shall be promptly refunded by Index Provider.

(g)         Unless waived in writing by either party, this Agreement may be terminated by either party if any of the following events of default occurs with respect to the other party:

1)	The other party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or
2)	The other party files a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended; or such petition is filed by any third party, or an application for a receiver is filed by anyone and such petition or application is not resolved favorably to the other party within sixty (60) days.

(h)          Upon termination of this Agreement, First Trust Product(s) outstanding on such date may, following such date, continue to be outstanding, be transferred and liquidated, terminate, expire, and mature in accordance with their respective terms, and the Index Provider Enhanced Index(es) and Index Provider Marks may continue to be used, and any applicable license fees will continue to be paid, in connection with such First Trust Product(s). Upon such termination First Trust shall cease all other use of the Index Provider Enhanced Index(es) and the Index Provider Marks.

(i)           The rights and obligations of the parties as set forth in Sections 4(c), 7, 9(e), 9(f), 10 and 11 shall survive the termination of this Agreement.

5.	Index Provider’s Obligations

(a)                Index Provider shall not and is in no way obligated to engage in any marketing or promotional activities in connection with the First Trust Product(s), Derivative Product(s) or Derived Index Derivative Product(s) or in making any representation or statement to investors or prospective investors in connection with the promotion by First Trust of the First Trust Product(s), Derivative Product(s) or Derived Index Derivative Product(s) .

(b)               Index Provider agrees to provide reasonable support for First Trust’s development and educational efforts with respect to the First Trust Product(s) by responding in a timely fashion to any reasonable requests for information by First Trust regarding the Index Provider Enhanced Index(es).

(c)                Each business day the Nasdaq Stock Market is open for business, and through the close of such markets for those days, Index Provider or its agent shall calculate and disseminate through Nasdaq’s proprietary index dissemination feed, the Global Index Dissemination System (“GIDS”) the values for the Index Provider Enhanced Index(es) at least once each fifteen (15) seconds in accordance with its current procedures, which procedures may be modified by Index Provider. The values shall mean the price-only index values of the respective Index Provider Enhanced Index, i.e., the performance values. Price only shall mean such index values excluding accrued or paid dividends.

(d)               Index Provider shall use its best efforts to correct or instruct its agent to correct any mathematical errors of 0.01 index points or more in the official closing value of the Index Provider Enhanced lndex(es) made in Index Provider’s computations of the Index Provider Enhanced Index(es) which are brought to Index Provider’s attention by First Trust, provided that nothing in this Section 5 shall give First Trust the right to exercise any judgment or require any changes with respect to Index Provider’s method of composing, calculating or determining the Index Provider Enhanced Index(es); and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement. Index Provider or its agent shall disseminate the revised closing value through its normal channels of dissemination to First Trust.

(e)                Index Provider agrees that its use of the Methodology, International Methodology, Amended Methodology, or Amended International Methodology shall not directly or indirectly create in or for Index Provider any right, title or interest in the Methodology or the First Trust Marks, and their attendant goodwill.

(f)                 Index Provider shall undertake no action that would interfere with or diminish First Trust’s right, title and interest in the Methodology, International Methodology, Amended Methodology, Amended International Methodology, or the First Trust Marks.

(g)               Subject to Section 4(h), after termination and upon request, Index Provider shall deliver to First Trust or destroy all material in its possession with respect to the Methodology, International Methodology, Amended Methodology, or Amended International Methodology or upon which the First Trust Marks appear except any such material that is necessary to retain for archival or regulatory purposes.

6.	Obligations of First Trust

(a)                First Trust shall, at its own expense, use its best efforts to promptly obtain all necessary regulatory approvals and designations, if any, for the issuing of the First Trust Product(s).

(b)                As a condition of the rights granted to First Trust under this Agreement, First Trust shall timely make all disclosures to its clients and potential clients necessary to adequately inform them of the relationship between Index Provider and First Trust including, without means of limitation, the information set forth in Section 10(c).

(c)                First Trust shall, at its own expense, obtain real-time pricing and distribution services for the First Trust Product(s).

7.	Informational Material Review

(a)                First Trust shall use its best efforts to protect the goodwill and reputation of Index Provider in connection with its use of the Index Provider Marks under this Agreement. First Trust shall submit to Index Provider for its review and approval of all materials pertaining to and to be used in connection with the First Trust Product(s), including, where applicable, all prospectuses, registration statements, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to Index Provider, the Underlying Indexes, Index Provider Enhanced Indexes or the Index Provider Marks (such materials being hereinafter individually and collectively referred to as the “Informational Materials”). Index Provider’s approval shall be required with respect to the use of and description of Index Provider, the Index Provider Marks, Index Provider Enhanced Index(es) and the Underlying Index(es) and shall not be unreasonably withheld or delayed by Index Provider. Specifically, Index Provider shall notify First Trust, by facsimile transmission in accordance with Subsection 14(c) hereof, of its approval or disapproval of any Informational Materials within one hundred twenty (120) hours (excluding Saturday, Sunday and NASDAQ Stock Market Holidays) following receipt thereof from First Trust. Any disapproval shall state Index Provider’s reasons therefor. Any failure by Index Provider to respond within such one hundred twenty (120) hour period shall be deemed an approval of such Informational Materials by Index Provider. Once Informational Materials have been expressly or impliedly approved by Index Provider, subsequent Informational Materials which do not alter the use or description of Index Provider, the Index Provider Mark(s), Index Provider Enhanced Index(es) or the Underlying Index(es) need not be submitted for review and approval by Index Provider.

(b)                For the Index Provider Mark(s), First Trust agrees to use the appropriate trademark symbol (either “SM”, “™”, or “®”), as set forth in Exhibit D or as Index Provider designates by written notice from time to time, in a superscript whenever any Index Provider Mark is first mentioned in the above-referenced materials or in any other manner in connection with the Underlying Index(es). The above reference must be a prominent one.

(c)                First Trust agrees that its use of the Index Provider Mark(s) shall not directly or indirectly create in or for First Trust any right, title or interest in the Index Provider Mark(s), and their attendant goodwill.

(d)                First Trust agrees to maintain the high level of quality accorded products and services associated with and marketed by Index Provider under its trademarks and service marks.

(e)                First Trust shall undertake no action that would interfere with or diminish Index Provider’s right, title and interest in Index Provider’s trademarks, service marks, Index Provider Enhanced Indexes and the Underlying Index(es). First Trust will not at any time use any name, trademark or service mark confusingly similar to the Index Provider Mark(s).

(f)                 Subject to Section 4(h), after termination and upon request, First Trust shall deliver to Index Provider or destroy all material in its possession upon which any Index Provider Mark appears except any such material that is necessary to retain for archival or regulatory purposes.

(g)                If First Trust uses material for which Index Provider has claimed copyright protection, it shall indicate in all materials in which such copyrighted material is used, that Index Provider is the owner of the copyrights relating to such material and shall include in such materials, such copyright notices as Index Provider shall supply or designate from time to time.

8.	Registration; Notices

(a)                During the term of this Agreement, Index Provider shall use its best efforts to maintain the U.S. federal registrations and common law rights for the Index Provider Mark(s) in full force and effect. Index Provider shall at Index Provider’s own expense and sole discretion exercise Index Provider’s common law and statutory rights against infringement of the Index Provider Mark(s), copyrights and other proprietary rights.

(b)                First Trust shall cooperate with Index Provider in the maintenance of such rights and registrations and shall, at Index Provider’s expense, take such actions and execute such instruments as Index Provider may from time to time reasonably request, and shall use the following notice when referring to any Index Provider Enhanced lndex(es) or the Index Provider Mark(s) in any Informational Material:

The [Name of Index Provider Enhanced Index] (the “Index”) is a trademark of Nasdaq, Inc. (“NASDAQ”) and has been licensed for use by [First Trust Name]. The product(s) is/are not sponsored, endorsed, sold or promoted by NASDAQ and NASDAQ makes no representation or warranty regarding the advisability of investing in the Product or as to the result to be obtained by any person from use of the Index in connection with the trading of the Product.

or such similar language as may be approved in advance by Index Provider, it being understood that such notice need only refer to the specific Index Provider Mark(s) referred to in the Informational Material.

(c)                First Trust agrees to cooperate with Index Provider in applying for and registering this Agreement and/or First Trust (as a registered user of the Index Provider Marks) in such countries as Index Provider requests. To that end, First Trust agrees to execute all documentation necessary to obtain such registration as may be requested by Index Provider, but First Trust shall not make or maintain any independent registration with respect to the Index Provider Mark(s) without the prior written consent of Index Provider in each instance.

9.	Proprietary Rights.

(a)                First Trust acknowledges that each Underlying Index and Index Provider Enhanced Index is selected, coordinated, arranged and prepared by the Index Provider through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by the Index Provider. First Trust also acknowledges that, except for the Methodology, International Methodology, Amended Methodology, Amended International Methodology, and the rights granted under this Agreement, the Underlying Index(es), Index Provider Enhanced Index(es) and the Index Provider Mark(s) are the exclusive property of the Index Provider, that the Index Provider has and retains all proprietary rights therein (including, but not limited to, trademarks and copyrights) and that the Underlying Index(es) and the Index Provider Enhanced Index(es) and their compilation and composition and changes therein are in the control and discretion of, respectively, the Index Provider. First Trust acknowledges that, except as explicitly set forth in this Agreement, its use of the Underlying Index(es), the Index Provider Enhanced Index(es) and Index Provider Mark(s) shall not directly or indirectly create in or for First Trust any right, title or interest in the same.

(b)                Index Provider reserves all rights it has with respect to the Underlying Index(es), Index Provider Enhanced Index(es) and the Index Provider Mark(s) except those expressly licensed to First Trust herein. First Trust reserves all rights with respect to the Methodology, International Methodology, Amended Methodology, Amended International Methodology, and the First Trust Marks except those expressly licensed to Index Provider herein.

(c)                Except as required by law, First Trust shall not, without the prior written consent of Index Provider, transfer, loan, sell, lease, rent or assign, in whole or in part: (i) any Underlying Index or Index Provider Enhanced Index; (ii) the list of constituents and available shares held for any Underlying Index or Index Provider Enhanced Index; (iii) the rules as to the composition of any Underlying Index; or (iv) any supporting documentation or other data relating to any Underlying Index or Index Provider Enhanced Index, except for the Methodology, International Methodology, Amended Methodology, or Amended International Methodology. Index Provider shall not, without the prior written consent of First Trust, transfer, loan, sell, lease, rent or assign, in whole or in part: (i) any part of the Methodology, International Methodology, Amended Methodology, or Amended International Methodology; (ii) the rules composing or underlying the Methodology, International Methodology, Amended Methodology, or Amended International Methodology; or (iii) any supporting documentation or other data relating to the Methodology, International Methodology, Amended Methodology, or Amended International Methodology.

(d)                First Trust shall not use any Underlying Index or Index Provider Enhanced Index or any part thereof in any fashion that may infringe any copyright or proprietary interest that the Index Provider may have therein. Index Provider shall not use the Methodology, International Methodology, Amended Methodology, Amended International Methodology, or any part thereof in any fashion that may infringe any copyright or proprietary interest First Trust may have therein

(e)                First Trust expressly undertakes to retain in confidence all written or oral information and know how directly or indirectly transmitted by Index Provider to First Trust that Index Provider has identified as confidential information or proprietary or that by the circumstances surrounding disclosure ought, in good faith, to be treated as proprietary or confidential. First Trust will make no use of such information and know how except under the terms and during the existence of this Agreement. However, First Trust shall have no obligation to maintain the confidentiality of any information that: (i) it receives rightfully from another party prior to its receipt from Index Provider; (ii) Index Provider has disclosed to a third party without any obligation to maintain such information in confidence, (iii) is independently developed by First Trust or (iv) is in the public domain through no fault of First Trust. First Trust shall take all reasonable security measures to ensure the above. First Trust’s obligations under this subsection shall each extend to the earlier of such time as the confidential information and know how protected hereunder is in the public domain through no fault of First Trust or ten (10) years following the termination or expiration of this Agreement.

(f)                 Index Provider expressly undertakes to retain in confidence all written or oral information and know how directly or indirectly transmitted by First Trust to Index Provider that First Trust has identified as confidential information or proprietary or that by the circumstances surrounding disclosure ought, in good faith, to be treated as proprietary or confidential. Index Provider will make no use of such information and know how except under the terms and during the existence of this Agreement. However, Index Provider shall have no obligation to maintain the confidentiality of any information that: (i) it receives rightfully from another party prior to its receipt from First Trust; (ii) First Trust has disclosed to a third party without any obligation to maintain such information in confidence, (iii) is independently developed by Index Provider or (iv) is in the public domain through no fault of Index Provider. Index Provider shall take all reasonable security measures to ensure the above. Index Provider’s obligations under this subsection (a) shall each extend to the earlier of such time as the confidential information and know how protected hereunder is in the public domain through no fault of Index Provider or ten (10) years following the termination or expiration of this Agreement.

(g)                First Trust acknowledges that (a) Nasdaq may display the current value of the Index Provider Enhanced Indexes (“Index Information”) and the results of the trading of the First Trust Products, Derivative Product(s) or Derived Index Derivative Product(s) and other information relating to the index values and the results of trading the First Trust Products, Derivative Product(s) or Derived Index Derivative Product(s) (“Product Information”) on its index data website, Global Index Watch (“GIW”)and may disseminate Index Information through GIDS or other market data feeds, and to news media and market data vendors, and receive any appropriate tape revenue, and (b) First Trust shall not be entitled to receive any payment with respect to such display and dissemination of Index Information and Product Information.

10.	Warranties; Disclaimers

(a)                Index Provider represents and warrants that: (i) Index Provider has sufficient right, title and interest in and to the Underlying Index(es), the Index Provider Enhanced Indexes and the Index Provider Marks to enter into this Agreement and (ii) subject to the terms and conditions of this Agreement, the licenses granted herein shall not infringe any U.S. trademark, copyright or other proprietary right of any person not a party to this Agreement.

(b)                First Trust represents and warrants that: (i) First Trust has sufficient right, title and interest in the Methodology, International Methodology, and any Amended Methodology or Amended International Methodology underlying the Index Provider Enhanced Index(es) to enter into this Agreement and (ii) subject to the terms and conditions of this Agreement, the license granted herein shall not infringe any U.S. trademark, copyright or other proprietary right of any person not a party to this Agreement.

(c)                First Trust agrees expressly to be bound by and furthermore to include all of the following disclaimers and limitations in each prospectus and registration statement and in any contract(s) relating to the First Trust Product(s) and upon request to furnish a copy (copies) thereof to Index Provider:

The Product(s) is (are) not sponsored, endorsed, sold or promoted by Nasdaq, Inc. (“Index Provider”). The Index Provider does not make any representation or warranty, express or implied, to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly or the ability of the [Name of Underlying Index] to track general stock market performance or a segment of the same. Index Provider’s publication of the [Name of Index Provider Enhanced Index] in no way suggests or implies an opinion by the Index Provider as to the advisability of investment in any or all of the securities upon which the [Name of Index Provider Enhanced Index] is based. Index Provider’s only relationship to [Name of First Trust] is the licensing of certain trademarks and trade names of Index Provider and of the [Name of Index Provider Enhanced Index] which is determined, composed and calculated by Index Provider without regard to the [Name of First Trust] or the Product(s). The Index Provider is not responsible for and has not reviewed the Product(s) nor any associated literature or publications and makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Index Provider reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the [Name of Index Provider Index]. Index Provider has no obligation or liability in connection with the administration, marketing or trading of the Product(s).

INDEX PROVIDER DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE [NAME OF INDEX PROVIDER ENHANCED INDEX] OR ANY DATA INCLUDED THEREIN AND INDEX PROVIDER SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. INDEX PROVIDER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [NAME OF FIRST TRUST], INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE [NAME OF INDEX PROVIDER ENHANCED INDEX] OR ANY DATA INCLUDED THEREIN. INDEX PROVIDER MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [NAME OF INDEX PROVIDER ENHANCED INDEX] OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL INDEX PROVIDER HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILI1Y OF SUCH DAMAGES.

Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of Index Provider.

(d)               Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(e)                First Trust represents and warrants to Index Provider that the First Trust Product(s) shall at all times comply with the description in Exhibit A.

(f)                 First Trust represents and warrants that the First Trust Product(s) shall not violate any applicable law, including but not limited to, commodity and securities laws.

(g)               Index Provider shall have no liability for any special, indirect, punitive or consequential damages (including lost profits) arising out of this Agreement, even if notified of the possibility of such damages.

(h)               The provisions of this Section 10 shall survive any termination of this Agreement.

11.	Indemnification

(a)               First Trust shall indemnify and hold harmless Index Provider, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ fees) awarded to or incurred by any person not a party to this Agreement as a result of any claim, action, or proceeding that arises out of or relates to the Product(s) except insofar as it relates to a breach by Index Provider of its representations or warranties made herein; provided, however, that Index Provider notifies First Trust promptly of any such claim, action or proceeding, however, the failure to give such prompt notice shall not reduce First Trust’s liability except to the extent, if any, such failure to give prompt notice materially prejudices that handling or defense of such claim. Index Provider grants First Trust control of its defense and/or settlement and agrees to cooperate with First Trust in the defense thereof at First Trust’s expense. First Trust shall periodically reimburse Index Provider for its reasonable expenses incurred under this Subsection 11(a). Index Provider shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of First Trust without waiving the indemnity hereunder. First Trust, in the defense of any such claim, action or proceeding, except with the written consent of Index Provider, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to Index Provider of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Index Provider. This provision shall survive the termination or expiration of this Agreement.

(b)               Index Provider shall indemnify and hold harmless First Trust, its subsidiaries, affiliates, and sublicenses and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ fees) as a result of any claim, action, or proceeding that arises out of or relates to any breach by Index Provider of its representations or warranties under this Agreement; provided, however, that First Trust notifies Index Provider promptly of any such claim, action or proceeding, however, the failure to give such prompt notice shall not reduce Index Provider’s liability except to the extent, if any, such failure to give prompt notice materially prejudices that handling or defense of such claim. First Trust grants Index Provider control of its defense and/or settlement and agrees to cooperate with Index Provider in the defense thereof at Index provider’s expense. Index Provider shall periodically reimburse First Trust of its reasonable expenses incurred under this Subsection 11(b). First Trust shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Index Provider without waiving the indemnity hereunder. Index Provider, in the defense of any such claim, action or proceeding, except with the written consent of First Trust, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to First Trust of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of First Trust. This provision shall survive the termination or expiration of this Agreement.

12.	Force Majeure

Neither Index Provider nor First Trust shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

13.	Prohibition Against Assignment

This Agreement is solely and exclusively between the parties hereto and, except in accordance with Section 1, it (and any right granted in it) shall not be assigned, sublicensed or transferred by either party, without the prior written consent of the other party, and any attempt to so assign, sublicense, or transfer this Agreement, including by operation of law, without such written consent shall be null and void. A name change or corporate restructure (including an assignment to a successor in interest) shall not be deemed an assignment of this Agreement.

14.	General

(a)                This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. The terms of this Agreement supersede the provisions in the 2013 Agreement only to the extent that the terms of this Agreement and the 2013 Agreement expressly conflict. Unless expressly amended herein, all provisions of the 2013 Agreement remain intact and in full effect. Nothing in this Agreement should be interpreted as invalidating the 2013 Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(b)               No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

(c)               All notices and other communications under this Agreement shall be (i) in writing, (ii)     delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission, to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to Index Provider:

Nasdaq, Inc.

850 King Farm Boulevard,

Rockville, Maryland 20850

Attention: SVP, Index

With a required copy in the event of breach or a dispute, to: Nasdaq, Inc.

Office of the General Counsel

850 King Farm Blvd.

Rockville, MD 20850

Attention: Office of General Counsel (Commercial Law)

Notice to First Trust:

First Trust Portfolios L.P.

120 E. Liberty Drive, Suite 400

Wheaton, IL 60187

Attention: W. Scott Jardine, General Counsel

sjardine@ftportfolios.com

with copies to:

Amy Lum, Assistant General Counsel

alum@ftportfolios.com

Scott Friske, Sr. Vice President

New Product Development

sfriske@ftportfolios.com

(d)            No breach, default or threatened breach of this Agreement by either party shall release the other party of the obligations with respect to the protection of the property or proprietary nature of any property that is the subject of this Agreement.

(e)            This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. The United States District Court for the Southern District of New York or, if that court lacks or declines to exercise subject matter jurisdiction, the Supreme Court of the State of New York, New York County, shall have non-exclusive jurisdiction of any action arising out of or relating to this Agreement, and each of the parties irrevocably agrees to waive any objection to the venue of any such suit or proceeding in either court, or to in personam jurisdiction, provided that service is effective.

(f)             Neither this Agreement, nor any terms or conditions herein, shall be construed as creating a partnership, franchise, joint venture, agency or employment relationship between the parties.

(g)            First Trust acknowledges and agrees that it will comply with the provisions of Section 9(e) and that monetary damages may not be a sufficient remedy for an unauthorized disclosure or use of confidential information or the Index Provider Index(es), Index Provider Enhanced Indexes or the associated Index Provider Mark(s) and that Index Provider shall be entitled, without waiving any other rights or remedies, to seek and obtain such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

(h)            Index Provider acknowledges and agrees that it will comply with the provisions of Section 9(f) and that monetary damages will not be a sufficient remedy for an unauthorized disclosure or use of confidential information, the Methodology, International Methodology, Amended Methodology, or Amended International Methodology and that First Trust shall be entitled, without waiving any other rights or remedies, to seek and obtain such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

(i)              If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. If this Agreement as it relates to any Index Provider Index and/or Index Provider Enhanced Index hereunder shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable or if this Agreement is terminated as to particular Index Provider Index(es) or Index Provider Enhanced Index(es), this Agreement shall remain in full force and effect as to the remaining Underlying Index(es) and Index Provider Enhanced Index(es).

(j)              The section headings used in this Agreement are intended for convenience only and shall not be deemed to modify any provisions.

(k)            This Agreement may be executed in counterparts, and when each party has signed at delivered at least one counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

First Trust Portfolios L.P. (“First Trust”)		Nasdaq, Inc. (“Nasdaq”)
By:	/s/ James M. Dykas	By:	/s/ Terry Wade
Name:	James M. Dykas	Name:	Terry Wade
Title:	CFO	Title:	SVP
Date:	April 14, 2020	Date	April 20, 2020 | 9:06 EDT

EXHIBIT A

INDEXES AND PRODUCTS

1.	Index Provider Underlying Indexes
•	NASDAQ US Benchmark Index
2.	Index Provider Enhanced Indexes (for use by First Trust pursuant to the terms of this agreement)
•	NASDAQ Capital Strength Index/Capital Strength Index
•	Capital Strength Net Fee Index
•	Capital Strength Total Return Index
•	NASDAQ International Developed Capital Strength Index/International Developed Capital Strength Index
•	NASDAQ International Developed Capital Strength Index/International Developed Capital Strength Index Net Fee Index
•	NASDAQ International Developed Capital Strength Index/International Developed Capital Strength Index Total Return Index

Index Provider Enhanced Indexes (for use by third parties pursuant to the terms of this agreement)

•	Capital Strength Index
•	Capital Strength Net Fee Index
•	Capital Strength Total Return Index
•	International Developed Capital Strength Index
•	International Developed Capital Strength Index Net Fee Index
•	International Developed Capital Strength Index Total Return Index

3.	First Trust Licensed Products covered under this Agreement:
•	First Trust Capital Strength ETF
•	First Trust Capital Strength UCITS ETF
•	First Trust Capital Strength Portfolio (VIT)
•	First Trust International Developed Capital Strength Portfolio (VIT)

4.	Index Provider Licensed Enhanced Indexes, Derived Index, Derivative Product and Derived Index Derivative Product:

Third Party	Index Provider Enhanced Index	Derived Index	Derivative Product	Derived Index Derivative Product
Lincoln Life Insurance Company	Capital Strength Net Fee Index (NQCAPSTNF)	N/A	Lincoln Level AdvantageSM Indexed Variable Annuity	N/A
JP Morgan	Capital Strength Total Return Index	JP Morgan Balanced Capital Strength Index 8.5%	N/A	Certificates of Deposit
JP Morgan	Capital Strength Total Return Index	Balanced Capital Strength 6 Index	N/A	Lincoln Impact Advantage Fixed Index Annuity
JP Morgan	Capital Strength Total Return Index	JP Morgan Capital Strength Index 8%	N/A	Certificates of Deposit

5.	First Trust Licensed Index Provider Enhanced Index(es) Derived Index, Derivative Product and Derived Index Derivative Product:

Third Party	Index Provider Enhanced Index	Derived Index	Derivative Product	Derived Index Derivative Product
Barclays	Capital Strength Total Return Index

Capital Strength Excess Return Index*

First Trust Capital Strength Barclays 5% Index

*Capital Strength Excess Return Index may be used solely as a component of the First Trust Capital Strength Barclays 5% Index; provided Capital Strength Excess Return Index may be sublicensed to a third party for calculation of the Capital Strength Excess Return Index and/or validation.

N/A

1.  Delaware Life Retirement Stages 7 Fixed Index Annuity

2.  Delaware Life Target Income 10 Fixed Index Annuity

3.  Delaware Life Retirement Chapters 10 Fixed Index Annuity

4.  Delaware Life Target Growth 10 Fixed Index Annuity

6.	Hedges

Third Party	Index Provider Enhanced Index	Underlying Derivative Product/Derived Index Derivative Product
Credit Suisse	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
Morgan Stanley	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
JP Morgan	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
BNP Paribas	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
Deutsche Bank	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
Citi Bank	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
Goldman	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
BAML	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
UBS	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
Barclays	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity
Societe Generale	Capital Strength Net Fee Index	Lincoln Level Advantage (sm) Indexed Variable Annuity

EXHIBIT B

FORM OF SUB-LICENSE AGREEMENT

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Sublicense Agreement”), dated as of , 20 is made by and among the [Name of the issuer of the Product(s)] (the “Sub-Licensee”), Nasdaq, Inc. (“Index Provider”), and First Trust Portfolios L.P. (“First Trust”).

W I T N E S S E T H :

WHEREAS, pursuant to the License Agreement dated , 20 , entered by and between Index Provider and First Trust and to which this Exhibit B is attached (the “License Agreement”), Index Provider has granted First Trust a license to use certain indexes, copyright, trademark and proprietary rights and trade secrets of Index Provider (as further described in the License Agreement, the “Index Provider Enhanced Indexes and the Index Provider Marks”) in connection with the issuance, sale, marketing and/or promotion of certain financial products (as further defined in the License Agreement, the “Products”);

WHEREAS, Sub-Licensee wishes to issue, sell, market and/or promote the Products and to use and refer to the Index Provider Enhanced Indexes and Index Provider Marks in connection therewith; and

WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.               License. First Trust hereby grants to Sub-licensee a non-exclusive and non- transferable sublicense to use the Index Provider Enhanced Indexes and the Index Provider Marks in connection with the issuance, distribution, marketing and/or promotion of the Products.

2.               The Sub-licensee acknowledges that it has received and read a copy of the License Agreement (excluding the Exhibit setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on the First Trust (including, without limitation, the exclusive listing obligation in Section 1(e) and the indemnification obligations in Section 11 insofar as such obligations arise out of or relate to the Products to be sold, issued, marketed and/or promoted by the Sub-licensee).

3.               Sub-licensee agrees that its obligations under the License Agreementp ursuant to Section 2 of this Sublicense Agreement are as principal, and may be enforced by the Index Provider, and shall be unaffected by any defense or claim that First Trust may have against Index Provider.

4.               This Sublicense Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. The provisions of Section 14(e) of the License Agreement with respect to the venue for any action shall be applicable to any action relating to or arising out of this Sublicense Agreement to which the Index Provider is, or should be, a party.

IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

[NAME OF THE ISSUER OF THE PRODUCT]

By:
Title:

FIRST TRUST PORTFOLIOS L.P.

By:
Title:

NASDAQ, INC.

By:
Title:

EXHIBIT C

 LICENSE FEES

PRODUCT	FEES	CALCULATION	ADDITIONAL TERMS
First Trust Capital Strength ETF (FTCS)

First Trust shall pay to Index Provider an annual license fee (the “Fee”) of $7,500 (“Flat Fee”) plus one basis point (0.01%) of the average daily net assets of the fund (“Basis Point Fee”).

The Flat Fee shall be payable on the fund’s Launch Date and every year thereafter.

Fund Launch Date shall mean the first day when the Fund is listed on an exchange and tracks an Index.

At the end of each of the first three quarters of each calendar year during the Term, First Trust shall calculate the average daily net asset value of the fund during the quarter and multiply such amount by 0.0001 and divide the resulting product by 4 resulting in the quarterly payment to be paid to Index Provider by First Trust.

The payment following the end of the fourth quarter shall be in an amount so that the total paid by First Trust for the four quarters in a calendar year is equal to the annual license Fee set forth in the column to the left.

Each quarterly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within thirty (30) days of the close of quarter.

The maximum Fee for each calendar year during the term payable by First Trust to Index Provider for this fund shall be $100,000 per Index Provider Enhanced Index.

First Trust Capital Strength UCITS ETF	First Trust shall pay to Index Provider one basis point (0.01%) of the average daily net assets of the fund (“Basis Point Fee”).

At the end of each quarter of each calendar year during the Term, First Trust shall calculate the average daily net asset value of the fund during the quarter and multiply such amount by 0.0001 and divide the resulting product by 4 resulting in the quarterly payment to be paid to Index Provider by First Trust.

The payment following the end of the fourth quarter shall be in an amount so that the total paid by First Trust for the four quarters in a calendar year is equal to the annual license Fee set forth in the column to the left.

Each quarterly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within thirty (30) days of the close of quarter.

The maximum Fee for each calendar year during the term payable by First Trust to Index Provider for this fund shall be $100,000 per Index Provider Enhanced Index.

PRODUCT(S)	FEES	CALCULATION	ADDITIONAL TERMS

1. Delaware Life Retirement Stages 7 Fixed Income Annuity

2.Delaware Life Target Income 10 Fixed Income Annuity

3.Delaware Life Retirement Chapters 10 Fixed Income Annuity

4.Delaware Life Target Growth 10 Fixed Income Annuity

First Trust shall pay to Index Provider an annual fee of three basis points (0.03%) of the month-end average of the Account Value Outstanding each Quarter

“Account Value Outstanding” equals the sum of all contributions and credited interest in the Derived Index Derivative Products listed in the left column of this row less any withdrawals, transfers, cost of insurance charges, surrender charges and expense charges deducted from any accounts tied to the Derived Index Derivative Products, since the Effective Date.

For any Account Value Outstanding during the Term, First Trust will pay to Index Provider the following License Fees at the end of each quarter of each calendar year during the Term, calculated as follows: 0.03% multiplied by the Average of the Account Value Outstanding in that quarter multiplied by 1/4.

“Average of the Account Value Outstanding” shall mean the average of the end of month Account Value Outstanding during the respective quarter.

Each quarterly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within forty-five (45) days of the close of quarter
First Trust Capital Strength Portfolio Variable Insurance Trust	First Trust shall pay to Index Provider an annual license fee (the “Fee”) three basis points (0.03%) of the average daily net assets of the fund (“Basis Point Fee”).	At the end of each of the quarter of each calendar year during the Term, First Trust shall calculate the average daily net asset value of the fund during the quarter and multiply such amount by 0.0003 and divide the resulting product by 4 resulting in the quarterly payment to be paid to Index Provider by First Trust.	Each quarterly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within thirty (30) days of the close of quarter.

First Trust International Developed Capital Strength Portfolio Variable Insurance Trust

First Trust shall pay to Index Provider an annual license fee (the “Fee”) of $7,500 (“Flat Fee”) plus three basis points (0.03%) of the average daily net assets of the fund (“Basis Point Fee”).

The Flat Fee shall be payable on the fund’s Launch Date and every year thereafter.

Fund Launch Date shall mean the first day when the Fund is listed on an exchange and tracks an Index.

At the end of each of the first three quarters of each calendar year during the Term, First Trust shall calculate the average daily net asset value of the fund during the quarter and multiply such amount by 0.0003 and divide the resulting product by 4 resulting in the quarterly payment to be paid to Index Provider by First Trust.

The payment following the end of the fourth quarter shall be in an amount so that the total paid by First Trust for the four quarters in a calendar year is equal to the annual license Fee set forth in the column to the left

Each quarterly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within thirty (30) days of the close of quarter.

First Trust shall keep accurate books and records as are necessary to document all amounts owed to Index Provider hereunder, and Index Provider, or its authorized agent, shall have the right, at its own expense and not more frequently than twice a year, to examine such books and records to verify the payment due hereunder; provider, however, if Index Provider determines that it has been underpaid by five percent (5%) or more with respect to the payments being audited, the cost of the audit shall be paid by First Trust. If such examination discloses an overpayment or an underpayment of the amounts due hereunder, an adjusting payment shall be made within thirty days to correct the same. Index Provider’s audit right shall continue for one year following termination of this Agreement.

All dollar amounts are in U.S. dollars.

EXHIBIT D

MARKS

The Index Provider Marks shall mean:

NASDAQ® OMX®

NASDAQ OMX®

NASDAQ US Benchmark IndexSM

The First Trust Marks shall mean:

First Trust®

First Trust Capital Strength®

First Trust International Capital StrengthSM

First Trust International Developed Capital StrengthSM

EXHIBIT E1

CAPITAL STRENGTH METHODOLOGY

Universe Methodology

Start with the securities comprising the NASDAQ US Benchmark Index.

Selection Methodology

Rebalancing and selection takes place as of the last business day of each calendar quarter and the effective date is the 3rd Friday in January, April, July and October, respectively. The following steps describe the rebalancing and selection process for the First Trust Capital Strength Methodology:

1.	Start with the securities comprising the NASDAQ US Benchmark Index.
2.	Exclude the following:
a.	Securities with a three-month average daily trading volume of less than $5 million.
b.	Multiple share classes of the same issuer.
3.	Rank all remaining securities by market capitalization and excludes all securities not ranked in the top 500.
4.	Exclude the following:
a.	Stocks with less than $1 billion in cash and short-term investments.
b.	Long term debt divided by market capitalization greater than 30%.
c.	Return on equity that is 15% or less
5.	Rank all remaining stocks in the universe by one year and three-month daily volatility. One year and three-month daily volatility factors are equally weighted.
6.	Select the top 50 names, subject to a maximum weight of 30% from any Industry (as determined by the Industry Classification Benchmark “ICB”).
7.	Each company is equally weighted (approximately 2%) at each rebalance.

EXHIBIT E2

FIRST TRUST INTERNATIONAL DEVELOPED CAPITAL STRENGTH METHODOLOGY

Universe Methodology

Start with the securities comprising the NASDAQ Developed Markets x US Index, an index seeking to track the performance of small, mid and large capitalization international companies.

Selection Methodology

Rebalancing and selection takes place as of the last business day of March and September and the effective date is the 3rd Friday in April and October, respectively. The following steps describe the rebalancing and selection process for the First Trust International Developed Capital Strength Methodology:

1.	Start with the securities comprising the NASDAQ Developed Markets x US Index.
2.	Exclude the following:
a.	Securities with a three-month average daily trading volume of less than $5 million.
b.	Multiple share classes of the same issuer.
3.	Rank all remaining securities by float-adjusted market capitalization and exclude all securities not ranked in the top 500.
4.	Exclude the following:
a.	Securities issued by companies with less than $500 million in cash and short term investments.
b.	Securities issued by companies with a long-term debt to market capitalization ratio greater than 30%.
c.	Securities issued by companies with a return on equity that is 15% or less.
5.	Rank all remaining stocks in the universe by one year and three-month daily volatility. One year and three-month daily volatility factors are equally weighted. .
6.	Select the top 50 securities subject to a maximum weight of 30% in any Industry (as determined by the Industry Classification Benchmark “ICB”) or country. If an Industry/country has a weight greater than 30%, the worst-ranking security by volatility resulting in a weight violation will be removed and replaced with the next eligible security (e.g., the 51st ranked by volatility) from a different Industry/country. The process will continue until no constraints are violated.
7.	If the number of securities in the Index is less than 50, then the securities that had the highest return on equity that failed the criteria but passed the debt to market cap ratio and cash and short term investments constraints are selected from the top 500 by free float adjusted market capitalization to go back into the eligible universe until there are 60 eligible securities. Then, the above steps are repeated to select 50 securities with the lowest combined volatility scores that meet the Industry and Country constraints.
8.	Each security is equally weighted (approximately 2%) at each rebalance.

1.       Table 1 – List of Global Exchanges Used (1 of 2)

Country	Name of Exchange	Factset #
ARGENTINA	Buenos Aires	131
AUSTRALIA	Adelaide	30
AUSTRALIA	ASX National	35
AUSTRALIA	Brisbane	31
AUSTRALIA	Hobart	32
AUSTRALIA	Melbourne	33
AUSTRALIA	Perth	34
AUSTRIA	Vienna	39
BELGIUM	Antwerp	40
BELGIUM	Euronext Belgium	41
BELGIUM	NASDAQ Europe	244
BRAZIL	Rio De Janeiro	132
BRAZIL	Sao Paulo	133
CANADA	Alberta	14
CANADA	Calgary	153
CANADA	Montreal	12
CANADA	Montreal	154
CANADA	Toronto	11
CANADA	Vancouver	157
CANADA	Winnipeg	158
CHILE	Santiago	134
COLOMBIA	Bogota	137
CZECH REPUBLIC	Prague	179
DENMARK	Copenhagen	159
DENMARK	Norex Denmark	285
EGYPT	Cairo	124
ENGLAND/UK	London	165
FINLAND	Helsinki	160
FRANCE	Euronext France	237
FRANCE	Paris	61
GERMANY	Berlin	44
GERMANY	Frankfurt	47
GERMANY	XETRA	180
GREECE	Athens	63
HONG KONG	Hong Kong	96
HUNGARY	Budapest	75
ICELAND	Reykjavik	161
INDONESIA	Indonesia Stock Exchange	111
INDONESIA	Indonesia Stock Exchange	188

Table 1 – List of Global Exchanges Used (2 of 2)

Country	Name of Exchange	Factset #
IRELAND	Irish	88
ISRAEL	Tel Aviv	123
ITALY	Italy Continuous	174
ITALY	Milan	67
JAPAN	JASDAQ	265
JAPAN	Osaka	105
JAPAN	Tokyo	109
KUWAIT	Kuwait	114
LUXEMBOURG	Luxembourg	74
MALAYSIA	Kuala Lumpur	113
MALAYSIA	Mesdaq	289
MEXICO	Mexico City	138
NETHERLANDS	Euronext Netherlands	76
NEW ZEALAND	Auckland	36
NEW ZEALAND	NZSE National Market	37
NEW ZEALAND	NZSE National Market	38
NORWAY	Oslo	162
PERU	Lima	139
PHILIPPINES	Manila	116
POLAND	Warsaw	182
PORTUGAL	Euronext Portugal	78
SINGAPORE	Singapore	112
SOUTH KOREA	Korea Stock Exchange	110
SOUTH KOREA	KOSDAQ	276
SPAIN	Barcelona	53
SPAIN	Madrid	54
	Spanish Stock Market Interconnection System
SPAIN	(SIBE)	175
SWEDEN	Nordic Growth Market	299
SWEDEN	Norex Sweden	287
SWEDEN	OMX Exchanges	163
SWITZERLAND	Geneva	81
SWITZERLAND	Swiss Virt-X	297
SWITZERLAND	SWX Swiss Exchange	230
TAIWAN	Taipei	94
TURKEY	Istanbul	87
UNITED STATES	NASDAQ Capital Market	9
UNITED STATES	NASDAQ Stock Market	6
UNITED STATES	NYSE	1
UNITED STATES	NYSE Alternext US	2